Exhibit 10.2

STATE OF NEW YORK

INSURANCE DEPARTMENT

25 BEAVER STREET

NEW YORK, NEW YORK 10004

In the Matter of

ACE LIMITED, ACE GROUP HOLDINGS, INC. and their insurer subsidiaries authorized to transact insurance business in the State of New York,	STIPULATION No. 2006-0108-S
Respondents.

WHEREAS, Respondent ACE Limited is a Cayman Islands corporation with its principal place of business in Bermuda and is a holding company within the meaning of Article 15 of the New York Insurance Law (“Insurance Law”) which owns and or controls ACE Group Holdings, Inc., a Delaware corporation, ACE INA Holdings, Inc., a Delaware corporation, and the following insurers authorized to transact insurance business in the State of New York: ACE Fire Underwriters Insurance Company, ACE Property and Casualty Insurance Company, Century Reinsurance Company, Bankers Standard Insurance Company, Century Indemnity Company, ACE American Insurance Company, ACE American ReInsurance Company, Insurance Company of North America, Pacific Employers Insurance Company, Westchester Fire Insurance Company, ACE Indemnity Insurance Company, Indemnity Insurance Company of North America and ACE Capital Title Reinsurance Company;

WHEREAS, pursuant to the provisions of Executive Law § 63 (12), the Donnelly Act (Gen. Bus. Law § 340 et seq.), the Martin Act (Gen. Bus. Law § 352-c) and the common law of the State of New York, Eliot Spitzer, Attorney General of the State of New York, caused an investigation to be made of ACE Limited and its subsidiaries including but not limited to ACE Group Holdings, Inc. and ACE INA Holdings, Inc. (collectively “ACE”) relating to practices in the marketing, sale, renewal, placement or servicing of insurance and reinsurance and their accounting and public reporting practices, including those relating to nontraditional and finite insurance and reinsurance (the “Investigation”); and pursuant to Conn. Gen. Stat. § 35-24 et seq. (the Connecticut Antitrust Act) and Conn. Gen. Stat. § 42-110a et seq. (the Connecticut Unfair Trade Practices Act), Richard Blumenthal, Attorney General of the State of Connecticut, caused an investigation to be made of ACE on the subject matter of the Investigation; and pursuant to the Illinois Antitrust Act, 740 ILCS 10/1 et seq. and the Illinois

In the Matter of ACE Limited, et al.	Page 2

Consumer Fraud and Deceptive Business Practices Act, 815 ILCS 505/1 et seq. Lisa Madigan, Attorney General of the State of Illinois, caused an investigation to be made of ACE on the subject matter of the Investigation (collectively “Attorneys General Investigations”);

WHEREAS, the Superintendent of Insurance of the State of New York (“Superintendent”) and the New York State Insurance Department (“Department”) conducted an investigation of ACE on the subject matter of the Investigation (the “Superintendent’s Investigation”);

WHEREAS, the Attorneys General and the Superintendent allege that ACE unlawfully deceived policyholders, regulators and other authorities and shareholders by: (a) participating in schemes to steer business; (b) participating in rigging of bids for excess casualty insurance through Marsh & McLennan Companies, Inc. (“Marsh”); and (c) improperly using insurance transactions to bolster the quality, quantity and stability of their clients and ACE’s earnings;

WHEREAS, ACE has been and is continuing to cooperate with the Attorneys General Investigations and the Superintendent’s Investigation;

WHEREAS, the Attorneys General have resolved all issues uncovered to date (with the exception of those areas noted below) in the Attorneys General Investigations pursuant to an Assurance of Discontinuance and Voluntary Compliance (the “Assurance”);

WHEREAS, in the wake of the Attorneys General Investigations and the Superintendent’s Investigation, ACE has adopted and under the Assurance and this Stipulation, ACE will continue to implement a number of business reforms governing the conduct of employees of ACE;

WHEREAS, the Superintendent and ACE are entering into this Stipulation to resolve all issues uncovered to date in the Superintendent’s Investigation, but not including any issues in the Superintendent’s current examination of Westchester Fire Insurance Company;

WHEREAS, nothing herein shall be construed to apply to any business or operations involving group and individual: (1) fixed and variable life insurance, (2) fixed and variable, immediate and deferred annuities, (3) accidental death and dismemberment insurance, (4) short and long term disability insurance, (5) long term care insurance, (6) accident and health insurance, including vision and dental insurance, (7) credit insurance, (8) involuntary unemployment insurance, (9) guaranteed investment contracts, and (10) funding agreements (collectively “ACE’s Life Insurance Operations”). Nor shall this Stipulation nor any its provisions be construed to apply to or waive any claims or causes of action related to any Loss Portfolio Arrangement, Loss

In the Matter of ACE Limited, et al.	Page 3

Portfolio Program nor any similar Worker’s Compensation arrangement with the State of Connecticut or any department or entity thereof (collectively “Connecticut’s Worker’s Compensation investigation”);

WHEREAS, this Stipulation is entered into solely for the purpose of resolving the Superintendent’s Investigation (with the exceptions noted above) and is not intended to be used for any other purpose; NOW THEREFORE

IT IS HEREBY STIPULATED AND AGREED by and between ACE and the Department, subject to the approval of the Superintendent, as follows:

BID RIGGING – EXCESS CASUALTY POLICYHOLDERS

1. On or before June 7, 2006, ACE Group Holdings, Inc. shall pay $40 million into a fund (the “Excess Casualty Fund”) held by ACE to be paid to ACE’s policyholders who purchased or renewed ACE’s Excess Casualty policies (including policies written on the “Bermuda Form” in categories 1 and 2 as classified by ACE), excluding Excess Workers Compensation policies, through Marsh during the period from January 1, 2002 through September 30, 2004 (the “Eligible Policyholders”). All of the money paid into the Excess Casualty Fund and any investment or interest income earned thereon shall be paid to Eligible Policyholders pursuant to this Assurance. No portion of the Excess Casualty Fund shall be considered a fine or a penalty.

2. The Excess Casualty Fund shall be invested in a designated money market fund subject to the prior approval of the Attorneys General and the Superintendent.

3. ACE shall (a) by August 9, 2006 calculate the amount of money each of the Eligible Policyholders paid for excess casualty insurance placed through Marsh with inception or renewal dates during the period from January 1, 2002 through September 30, 2004 (the “Eligible Policies”); (b) within ten days of completing these calculations, file a report with the Attorneys General and the Superintendent, certified by an officer of ACE, setting forth: (i) each Eligible Policyholder’s name and address; (ii) the Eligible Policyholder’s Eligible Policy(ies) purchased or renewed and policy number(s); (iii) the amount the Eligible Policyholder paid in premiums for each such policy; and (iv) the amount each policyholder is eligible to receive which shall equal each policyholder’s pro rata share of the Excess Casualty Fund as calculated by multiplying the amount in the Excess Casualty Fund by the ratio of the policyholder’s gross written premium for Eligible Policies for the period from January 1, 2002 through September 30, 2004, divided by the total gross written premium for all Eligible Policies; and (c) by August 23, 2006, send a notice to each Eligible Policyholder, setting forth items (ii) through (iv), above, and stating that the amount paid may increase if there is less than full participation by Eligible Policyholders in the Excess Casualty Fund (the “Excess

In the Matter of ACE Limited, et al.	Page 4

Notice”). The form of the Excess Notice shall be subject to the prior approval of the Attorneys General and Superintendent.

4. Eligible Policyholders who receive an Excess Notice and who voluntarily elect to receive a cash distribution (the “Participating Policyholders”) shall tender a release in the form attached hereto on or before January 26, 2007.

5. On or before March 6, 2007, ACE Group Holdings, Inc. shall pay each Participating Policyholder the amount that that Participating Policyholder is eligible to receive from the Excess Casualty Fund as set forth in paragraph 3(b)(iv) above, and any interest or investment income earned thereon.

6. On or before April 6, 2007, ACE shall file an interim report with the Attorneys General and the Superintendent, certified by an officer of ACE, listing all amounts paid from the Excess Casualty Fund.

7. In the event that any Eligible Policyholder elects not to participate or otherwise does not respond to the Excess Notice (the “Non-Participating Policyholders”), the amount that such policyholder was eligible to receive from the Excess Casualty Fund as set forth in paragraph 3(b)(iv) may be used by ACE to satisfy any pending or other claims asserted by policyholders relating to the excess casualty bid rigging or excess casualty steering allegations set forth in this Assurance, provided that in no event shall a distribution be made from the Excess Casualty Fund to any other policyholder until all Participating Policyholders have been paid the full aggregate amount set forth in paragraph 3(b)(iv) above, and any interest or investment income earned thereon; nor shall the total payments from the Excess Casualty Fund to any Non-Participating Policyholder exceed 80% of the amount that Non-Participating Policyholder was originally eligible to receive as set forth in paragraph 3(b)(iv).

8. If any money remains in the Excess Casualty Fund as of January 7, 2008 any such funds shall be distributed by February 7, 2008 on a pro rata basis to the Participating Policyholders.

9. In no event shall any of the money in the Excess Casualty Fund or the investment or interest income earned thereon be used to pay or considered in the calculation of attorneys fees.

10. In no event shall any of the money in the Excess Casualty Fund or the investment or interest income earned thereon be used to pay or considered in the calculation of commissions, administrative or other fees to ACE.

In the Matter of ACE Limited, et al.	Page 5

11. On or before February 22, 2008, ACE shall file a report with the Attorneys General and the Superintendent, certified by an officer of ACE, listing all amounts paid from the Excess Casualty Fund, including any payments subsequent to the payments described in paragraph 6.

MONETARY FINE, PENALTY AND PAYMENT

12. On or before June 7, 2006, ACE Group Holdings, Inc. shall pay $40 million as a fine or penalty of which a $24 million fine will be paid by wire transfer to the State of New York, a $8 million payment will be made in accordance with 815 ILCS 505/7(d) by wire transfer to the State of Illinois and a $8 million penalty will be paid by wire transfer to the State of Connecticut. Each Attorney General and the Superintendent shall provide issuing instructions with respect to the payments. These fines and penalties are imposed for all of the improper conduct described in the Assurance and this Stipulation.

BUSINESS REFORMS

13. ACE commits that ACE will enact policies and procedures satisfactory to the Attorneys General and the Superintendent to prevent transactions designed solely to manipulate accounting results, transactions involving insufficient risk transfer created for purposes of improperly qualifying such transactions for reinsurance accounting, and transactions that contain undisclosed side agreements.

14. ACE shall not engage or attempt to engage in violations of New York State Executive Law § 63(12), New York State’s Donnelly Act (Gen. Bus. Law § 340 et seq.), New York State’s Martin Act (Gen. Bus. Law § 352-c), New York Insurance Law, Conn. Gen. Stat. § 35-24 et seq, 42-1l0a et seq. and 33-1335 and the Illinois Antitrust Act, 740 ILCS 10/1 et seq. and the Illinois Consumer Fraud and Deceptive Business Practices Act, 815 ILCS 505/1 et seq.

REINSURANCE REPORTING OBLIGATIONS

15. For a period of five years beginning August 7, 2006, ACE will provide annually by May 1 of each year to the Superintendent a report, in a format approved by the Superintendent, that includes:

a. A review of ceded and assumed reinsurance of the property/casualty insurance subsidiaries of ACE required to file statutory financial statements on the NAIC blanks (the “Property/Casualty Insurers”) verifying that all contracts comply with SSAP 62 and 75 and the new NAIC disclosure and attestation

In the Matter of ACE Limited, et al.	Page 6

requirements including the attestation that with respect to all reinsurance contracts for which the reporting entity is taking credit on its current financial statements, to the best of ACE’s knowledge and belief, after diligent inquiry and unless noted as an exception under the attestation requirement:

i. Consistent with SSAP 62, there are no separate written or oral agreements between the reporting entity (or its affiliates or companies it controls) and the assuming reinsurer that would under any circumstances, reduce, limit, mitigate or otherwise affect any actual or potential toss to the parties under the reinsurance contract, other than inuring contracts that are explicitly defined in the reinsurance contract except as disclosed;

ii. For each such reinsurance contract entered into, renewed or amended on or after January 1, 1994, for which risk transfer is not reasonably considered to be self-evident, documentation concerning the economic intent of the transaction and the risk transfer analysis evidencing the proper accounting treatment, as required by SSAP 62 and 75, is available for review;

iii. The reporting entity complies with all the requirements set forth in SSAP 62 and 75, and any supporting documentation is available for review;

iv. The reporting entity has appropriate controls in place to monitor the use of reinsurance and adhere to the provisions of SSAP 62 and 75.

b. A list of all its affiliated insurers, categorized by domicile, whether controlled through ownership or otherwise under the Insurance Law. The list shall include the percentage of ownership or other means by which ACE controls the affiliated insurer.

c. A list of its ownership of five percent or more of the voting shares of any non-affiliated insurer entities.

d. A list of non-affiliated insurers to whom ACE’s Property/Casualty Insurers have ceded business during the preceding calendar year either directly, or through retrocession agreements if known, excluding those captive reinsurance entities that do not accept third party business, where the business ceded represents fifty percent or more of the entire direct and assumed premium written by insurer, based upon such insurer’s most recent publicly available financial statements.

In the Matter of ACE Limited, et al.	Page 7

Such report shall be certified by the Chief Reinsurance Officer and the Chief Executive Officer of ACE Limited and a copy of such report shall be submitted to the relevant Audit Committee of ACE.

16. The Chief Reinsurance Officers of ACE will maintain approved lists of reinsurers. ACE will not cede insurance to any reinsurer not set forth on those lists. Such lists will be available to the Superintendent upon examination. All approved reinsurance relationships will be reviewed by the Chief Reinsurance Officer of ACE Limited and such review will include a written determination of whether the reinsurance entity is affiliated or controlled (by ownership, by contract or otherwise) by ACE.

17. Additional Undertakings.

a. ACE agrees that it will establish and maintain a training and education program, completion of which will be required for all officers, executives, and employees of ACE who have supervisory responsibility over accounting, financial reporting and public disclosure functions relating to the United States (collectively, the “Mandatory Participants”).

b. The training and education program shall be designed to cover, at a minimum, the following: (i) the obligations imposed by federal and state securities law, ACE’s financial reporting and disclosure obligations; (ii) the financial reporting and disclosure obligations imposed on ACE by New York State, Illinois and Connecticut insurance laws; (iii) compliance with federal and state anti-trust laws; (iv) proper internal accounting controls and procedures; (v) discovering and recognizing accounting practices that do not conform to GAAP or SSAP or that are otherwise improper; and (vi) the obligations assumed by, and responses expected of the Mandatory Participants upon learning of improper, illegal or potentially illegal acts relating to ACE’s accounting and financial reporting. The General Counsel of ACE Limited shall communicate to Mandatory Participants, in writing or by video, its endorsement of the training and education program.

COOPERATION WITH THE SUPERINTENDENT

18. ACE will maintain and provide to the Superintendent, upon the Superintendent’s request, complete underwriting files, including correspondence and e-mails, and risk transfer analysis to the extent required by SSAP 62 relating to all reinsurance ceded or assumed by ACE. ACE will authorize its independent auditors and direct its internal auditors to make available to the Superintendent upon request all workpapers of their auditors, including but not limited to all Schedules of Unadjusted Differences.

In the Matter of ACE Limited, et al.	Page 8

19. ACE will file all holding company transactions in a timely manner in compliance with Article 15 of the New York Insurance Law and Department Regulation 52.

20. ACE will cooperate fully on all examinations and on all other regulatory requests and will respond to all Department inquiries in a prompt, timely and complete manner and will provide appropriate staff during examinations in order to provide timely responses. Failure to respond to the Department in a timely manner, as required by this paragraph, will constitute violations of this Assurance and the Insurance Law. Any issues that relate to the timeliness of the responses shall be reported to the Chief Financial Officer of ACE Limited.

21. The Chair of the ACE’s Audit Committee, if requested, will meet with the Superintendent and/or a designated official of the Superintendent on an annual basis or more frequently as deemed necessary by the Superintendent.

OTHER PROVISIONS

22. ACE shall implement procedures and controls designed to provide full and complete disclosure to state insurance regulators.

23. ACE commits that it shall not seek or accept, directly or indirectly, indemnification pursuant to any insurance policy, with regard to any or all of the amounts payable pursuant to this Stipulation and the Assurance.

24. None of the provisions of this Stipulation shall apply to either ACE’s Life Insurance Operations or Connecticut’s Worker’s Compensation Investigation.

25. The Superintendent agrees that any prior approval required under the terms of this Stipulation shall not be unreasonably withheld.

26. This Stipulation is not intended to disqualify ACE, its subsidiaries, or any of its current employees from engaging in any business in New York, Illinois, Connecticut or in any other jurisdiction. Nothing in this Stipulation shall relieve ACE or its subsidiaries of obligations imposed by any applicable state insurance law or regulations or other applicable law.

27. This Stipulation shall not confer any rights upon any persons or entities besides the Superintendent, the Department and ACE.

28. ACE shall maintain custody of, or make arrangements to have maintained, all documents and records related to this matter for a period of not less than six years.

In the Matter of ACE Limited, et al.	Page 9

29. ACE neither admits nor denies the allegations contained in the Assurance or this Stipulation.

30. This Stipulation shall in no way limit the statutory authority of the Superintendent to take regulatory action to enforce this Stipulation, or to examine, investigate and/or take regulatory action against ACE or any current or former licensee of the Department for any violations of the Insurance Law or Department Regulation other than the specific matters resolved by this Stipulation and the Assurance.

31. The monetary obligations described in paragraphs 1-12 above in this Stipulation are identical to the monetary payment obligations contained in the Assurance and, as a result, ACE need only make one payment with respect to each such obligation.

Dated:	New York, New York

April 25th, 2006

NEW YORK STATE INSURANCE DEPARTMENT

By:		/s/ Jon G. Rothblatt
Jon G. Rothblatt
Principal Attorney

ACE LIMITED

By:		/s/ Robert Cusumano
	Name:	Robert Cusumano
	Title:	General Counsel

ACE GROUP HOLDINGS, INC,

By:		/s/ Robert Cusumano
	Name:	Robert Cusumano
	Title:	General Counsel

In the Matter of ACE Limited, et al.	Page 10

STATE OF New York	)
) ss.:
COUNTY OF New York	)

On this day of 25th day of April, 2006, before me personally came Robert Cusumano, to me known, who, being by me duly sworn, did depose and say that he is the General Counsel of ACE Limited, the corporation described in and which executed the above instrument; and that he signed his name thereto by order of the board of directors of said corporation.

/s/ Helen Freemonde
Notary Public

HELEN FREEMONDE
Notary Public, State of New York
No. 41-4955250
Qualified in Queens County
Certificate Filed in New York County
Commission Expires August 28, 2009

STATE OF New York	)
) ss.:
COUNTY OF New York	)

On this day of 25th day of April, 2006, before me personally came Robert Cusumano, to me known, who, being by me duly sworn, did depose and say that he is the General Counsel of ACE Group Holdings, Inc., the corporation described in and which executed the above instrument; and that he signed his name thereto by order of the board of directors of said corporation.

/s/ Helen Freemonde
Notary Public

HELEN FREEMONDE
Notary Public, State of New York
No. 41-4955250
Qualified in Queens County
Certificate Filed in New York County
Commission Expires August 28, 2009

THE FOREGOING STIPULATION IS HEREBY APPROVED.

Dated: New York, New York

            April 25, 2006

HOWARD MILLS
Superintendent of Insurance

By:	/s/ Susan Donnellan
Susan Donnellan
Deputy General Counsel

RELEASE

This RELEASE (the “Release”) is executed this      day of                     , 2006 by RELEASOR (defined below) in favor of RELEASEE (defined below).

DEFINITIONS

“RELEASOR” refers to [fill in name                     ] and any of its affiliates, subsidiaries, associates, general or limited partners or partnerships, predecessors, successors, or assigns, including, without limitation, any of their respective present or former officers, directors, trustees, employees, agents, attorneys, representatives and shareholders, affiliates, associates, general or limited partners or partnerships, heirs, executors, administrators, predecessors, successors, assigns or insurers acting on behalf of RELEASOR.

“RELEASEE” refers to ACE Limited and any of its subsidiaries, associates, general or limited partners or partnerships, predecessors, successors, or assigns, including, without limitation, any of their respective present or former officers, directors, trustees, employees, agents, attorneys, representatives and shareholders, affiliates, associates, general or limited partners or partnerships, heirs, executors, administrators, predecessors, successors, assigns or insurers (collectively, “ACE”).

“ASSURANCE” refers to an Assurance of Discontinuance and Voluntary Compliance between ACE and the Attorney General of the State of New York, the Attorney General of the State of Illinois and the Attorney General of the State of Connecticut (collectively “Attorneys General”) dated April 25, 2006 and an accompanying stipulation between ACE and the Superintendent of Insurance of the State of New York (“NYSI”) dated April 25, 2006, relating to (i) investigation by each of the Attorneys General and NYSI related to ACE’s alleged use of contingent commission agreements or placement service agreements to steer business; and (ii) investigations by each of the Attorneys General and NYSI related to ACE’s alleged participation in bid rigging schemes.

RELEASE

1. In consideration for the total payment of $             in accordance with the terms of the ASSURANCE, RELEASOR does hereby fully release, waive and forever discharge RELEASEE from any and all claims, demands, debts, rights, causes of action or liabilities whatsoever, including known and unknown claims, now existing or hereafter arising, in law, equity or otherwise, whether under state, federal or foreign statutory or common law, and whether possessed or asserted directly, indirectly, derivatively, representatively or in any other capacity (collectively, “claims”), to the extent any such claims arc based upon, arise out of or relate to, in whole or in part, (i) any of the allegations, acts, omissions, transactions, events, types of conduct or matters described in the ASSURANCE, or were subject to investigation by any of the Attorneys General and NYSI as referenced in the ASSURANCE; (ii) any allegations, acts, omissions, transactions, events, types of conduct or matters that are the subject of In re Insurance Brokerage Antitrust Litigation, MDL No. 1663, or the actions pending in the United States District Court for the District of New Jersey captioned In re: Insurance Brokerage Antitrust Litigation, Civ. No. 04-5184 (FSH), and In re Employee Benefit Insurance Brokerage Antitrust Litigation. Civ. No. 05-1079 (FSH) or any related actions filed or transferred to the United States District Court for the District of New Jersey that are consolidated into either of the preceding Civil Action dockets; or (iii) any allegations of bid-rigging or of the use of contingent commission agreements or placement service agreements to steer business arising from acts or conduct on or before the date of the ASSURANCE; provided, however, that RELEASOR does not hereby release, waive, or discharge RELEASEE from any claims that are based upon, arise out of or relate to (a) the purchase or sale of

ACE’s securities; and (b) ACE’s Life Insurance Operations (as defined by the Assurance to which this Release is an exhibit); (c) Connecticut’s Worker’s Compensation Investigation (as defined by the Assurance to which this Release is an exhibit).

2. In the event that the total payment referred to in paragraph I is not made for any reason, then this RELEASE shall be deemed null, and void, provided that any payments received by RELEASOR shall be credited to ACE in connection with any claims that RELEASOR may assert against ACE, or that are asserted on behalf of RELEASOR or by a class of which RELEASOR is a member, against ACE.

3. This RELEASE may not be changed orally and shall be governed by and interpreted in accordance with the internal laws of the State of New York, without giving effect to choice of law principles, except to the extent that federal law requires that federal law governs. Any disputes arising out of or related to this RELEASE shall be subject to the exclusive jurisdiction of the Supreme Court of the State of New York or, to the extent federal jurisdiction exists, the United States District Court for the Southern District of New York.

4. Releasor represents and warrants that the claims have not been sold, assigned or hypothecated in whole or in part.

Dated:

RELEASOR:

By:

Print Name:

Title: